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                                                                      Exhibit 99
Photogen-TRADEMARK-
Technologies, Inc.

Photogen Technologies, Inc. * 7327 Oak Ridge Highway * Knoxville, TN  37931

Voice:     423-769-4012
Fax:       423-769-4013
Internet:  www.photogen.com


AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
JOHN SMOLIK              LESLIE HUNZIKER     CAROLYN PRICE       DARCY BRETZ
PRESIDENT & CEO          GENERAL INFO.       ANALYST INQUIRIES   MEDIA INFO.
(423) 769-4012                               (312) 266-7800


FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 19, 1999


                  Photogen Announces Favorable Preliminary Results
                             in Ocular Melanoma Studies

KNOXVILLE, Tenn., May 19 /PRNewswire/ -- Photogen Technologies, Inc. (OTC Bulletin Board: PHGN - news), announced preliminary results of an animal feasibility study of its proprietary phototherapeutic technology for use in the treatment of ocular melanoma, a cancer of the eye. The study, a joint research project of Photogen and the Massachusetts Eye and Ear Infirmary (MEEI), is being led by Lucy Young, M.D., Ph.D., and was designed to evaluate the use of ultrafast lasers for cancer treatment. Photogen's technology when applied to ocular melanoma does not rely on the introduction of a drug into the body, but rather, activates naturally occurring melanin precursors in the cancerous tumor in order to selectively kill diseased cells. Tests are being conducted using a rabbit ocular melanoma model. The preliminary results of the study are showing that tumors can be eliminated with one or more treatments and that the effects of the treatment are confined to the immediate area of the tumor with little or no collateral damage to healthy tissues. The results confirm earlier work by Photogen using subcutaneous melanoma tumors in mice.

"We are encouraged by Dr. Young's results, although preliminary and involving a small number of animals, which so closely match our own findings," said John Smolik, Photogen's president and chief executive officer. "The trials at MEEI are the first step toward developing a variety of applications for treating diseases or disorders of the eye using ultrafast lasers and our photoactivation technologies. Concurrent with the ocular melanoma



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trial, we are conducting feasibility studies at MEEI with a variety of photoactive drugs for advanced macular degeneration, the leading cause of blindness among older Americans, a market estimated to exceed $800 million per year."

Dr. Young, a board certified ophthalmologist at MEEI, a Harvard Medical School teaching affiliate, said, "The new laser treatment appears to be very effective in the destruction of ocular melanoma. We were able to effectively treat the melanoma at two different wavelengths, suggesting broad efficacy of the ultrafast activation technology. Our next goals are to validate these results, optimize treatment parameters, and gain more information about post-treatment metastases. Should this early work be subsequently borne out in human trials, this technology could lead to enhanced survival rates and better visual outcome for patients suffering from ocular melanoma." About 2,000 cases of the disease are diagnosed in the U.S. each year.

Photogen's system is believed to be the first ultrafast laser device for treating retinal disease. The new laser device utilizes Photogen's proprietary multi-photon activation technology, and makes use of special laser beam focusing and scanning capabilities.

Photogen's multi-photon activation technology is different from conventional photodynamic technology in that it uses rapidly pulsed, longer wavelength light to more effectively stimulate photoactive agents. This results in defined eradication of the affected area, more precise execution and deeper penetration of therapeutic light into diseased tissue.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related health-care products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. Photogen's proprietary technology is covered under U.S. patent 5,829,448, along with additional pending applications in the U.S. and worldwide. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its


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proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.